EXHIBIT 2.12


                        AGREEMENT RE ANSHAN JOINT VENTURE

This Agreement ("Agreement") is entered into as of the 13th day of August, 1999, by and between Harris Advanced Technology (Malaysia) Sdn. Bhd., a corporation existing under the laws of Malaysia, with a principal place of business at No. 73 Lorong Enggang, Ulu Kelang Free Trade Zone, 54200 Kuala Lumpur, Malaysia ("HAT"), and Harris Airport Systems (M) Sdn. Bhd., a corporation existing under the laws of Malaysia, with its principal place of business at No. 73 Lorong Enggang, Ulu Kelang, Free Trade Zone, 54200 Kuala Lumpur, Malaysia ("HAS").

                                    RECITALS

     A. HAT is the owner of a 49.5% equity interest in Anshan Harris Broadcast Equipment Co. Ltd., a Sino-foreign equity joint venture under the laws of the People's Republic of China, with its registered office at 175 Xingsheng Road, Tiexi District, Anshan, Lianoning Province, People's Republic of China (such company, "Anshan Harris," and such equity interest, the "Anshan Equity Interest").

     B. HAT and HAS are, directly or indirectly, wholly-owned subsidiaries of Harris Corporation ("Harris") and Harris desires to reorganize certain of its operations, including the ownership of the Anshan Equity Interest.

     C. HAT and HAS have entered into an Equity Purchase Agreement dated July 5, 1999, (the "Purchase Agreement") pursuant to which HAT has agreed to sell the Anshan Equity Interest to HAS.

     D. HAS desires to transfer to HAT the economic benefits and obligations of the Anshan Equity Interest as provided herein.

     NOW, THEREFORE, for and in consideration of the covenants, terms, and conditions set forth herein, the parties agree as follows:

1. Assignment of Net Proceeds.

     HAT hereby transfers to HAS the right to any Net Proceeds realized by HAT from the ownership of the Anshan Equity Interest or from the sale, rental or other disposition to a third-party not affiliated with Harris of the Anshan Equity Interest or any of the assets of Anshan Harris. No such sale shall take place without the consent of HAS. HAT agrees to promptly transfer to HAS any such Net Proceeds. For purposes of this Agreement, Net Proceeds shall mean the proceeds arising from such ownership or from any such sale, rental or other disposition net of all expenses and other liabilities associated with such ownership, sale, rental or other disposition and net of all taxes, of whatever type, including taxes imposed by the People's Republic of China and by the Republic of Malaysia, in connection with such ownership, sale, rental or other disposition and in connection with the distribution of any proceeds arising from such ownership or from any such sale, rental or other disposition to Harris Malaysia and the further distribution to HAS.

2. Consideration.

     a. HAS shall pay HAT the amount of Malaysian Ringgit 3,800,000 as compensation for the transfer of the rights set forth herein including the right to Net Proceeds as provided in Section 1 and the rights set forth in Section 4. Such payment shall be made concurrently with the execution of this Agreement.

     b. The Malaysian Ringgit 3,800,000 payment made by HAS to HAT pursuant to
Section 2.b. shall be considered a prepayment of and shall be credited against the obligation to HAT under Article 2 of the Purchase Agreement.

3. Taxes.

     HAS shall pay any and all stamp taxes, value added taxes, or other taxes, if any, required to be paid on the transfer and assignment of the beneficial ownership interests in and to the Anshan Equity Interest, other than income taxes, if any, contemplated by this transaction, whether such taxes are levied in Malaysia, the People's Republic of China or the United States of America.

4. Authority of HAS.

     HAT hereby agrees to take such action with respect to its ownership of the Anshan Equity Interest as HAS, in its sole discretion, shall direct, including, without limitation, action with respect to the sale of the Anshan Equity Interest, the selection or removal of officers, directors, or managers of Anshan Harris, the acquisition, disposition or rental of any assets of Anshan Harris, and any vote by HAT as the owner of the Anshan Equity Interest. If requested by HAS, HAT agrees to cause the existing officers, directors and managers of Anshan Harris which have been selected by HAT to resign and to replace them with persons selected by HAS. HAT agrees not to take any action with respect to its ownership of the Anshan Equity Interest except as directed by HAS. To the extent permitted by applicable law, HAT hereby appoints HAS as HAT's exclusive agent for purposes of exercising HAT's rights in the Anshan Equity Interest and with respect to selling the Anshan Equity Interest or liquidating Anshan Harris, as HAS shall, in its sole discretion determine. HAT shall cause Anshan Harris, to the extent HAT is able to do so, to appoint HAS as Anshan Harris' exclusive agent for purposes of selling or renting the assets of Anshan Harris to third parties.

5. Indemnification.

     HAS agrees to pay, and to indemnify, defend and hold harmless HAT, and any direct or indirect owner of HAT, from all costs, losses, liabilities, claims and expenses (excluding any loss of investment value in Anshan Harris) related to, or in any way resulting from, (i) the ownership or transfer by HAT of the Anshan Equity Interest, or (ii) the ownership or operation or transfer by Anshan Harris of its assets, including any taxes incurred by HAT in connection with such ownership, and any contributions or payments HAT, or any direct or indirect owner of HAT, is legally obligated to make in connection with such ownership, provided that any taxes or other expenses or liabilities arising as a result of the sale of Anshan Harris, or any assets thereof or the distribution of funds from Anshan Harris as a result of liquidation or otherwise shall be paid, in the first instance, from such proceeds or distributions.

6. Limitation of Liabilities.

     IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR TO ANY PARTY CLAIMING UNDER ANY OF THE PARTIES TO THIS AGREEMENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR OTHERWISE), FAILURE OF A REMEDY TO ACCOMPLISH ITS PURPOSE OR OTHERWISE, FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

7. Remedies.

     Any disputes between the parties to this Agreement shall not be submitted to any judicial, arbitral, governmental or semi-governmental body, but shall be decided in accordance with the provisions of Section 6 of Exhibit B of the Master Transaction Agreement dated June 2, 1999, between Intersil Corporation, Intersil Holding Corporation and Harris.

8. Governing Law.

     This Agreement shall be construed in accordance with the laws of Malaysia.

9. Headings.

     The headings in this Agreement are for convenience only and shall have no effect on the interpretation hereof.

10. Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument.

11. Entire Agreement.

     The terms and conditions herein shall contain and constitute the entire agreement between the parties, and shall supersede all previous communications, either oral or written, between the parties with respect to the subject matter hereof, and no agreement or understanding, varying or modifying the same, shall be binding upon any other party, unless in writing and signed by a duly authorized officer or representative of each party.


     IN WITNESS WHEREOF the parties have hereto set their hand as of the date first above written.


Harris Airport Systems                               Harris Advanced Technology
(M) Sdn. Bhd.                                        (Malaysia) Sdn. Bhd.



by: /s/ Richard L. Ballantyne                        by: Bryan R. Roub
    ---------------------------                          -------------------
    Name: Richard L. Ballantyne                          Name: Bryan R. Roub
    Title: Director                                      Title: Director